Exhibit 5.1

May 30, 2008

Acxiom Corporation

601 E. 3rd Street

Little Rock, Arkansas 72201-1709

Re:	REGISTRATION ON FORM S-8 OF SHARES OF COMMON STOCK PAR VALUE $0.10 PER SHARE, OFFERED PURSUANT TO THE 2008 NONQUALIFIED EQUITY COMPENSATION PLAN OF ACXIOM CORPORATION

Ladies and Gentlemen:

We are acting as counsel to Acxiom Corporation, a Delaware corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended, of up to 80,000 additional shares (the “Shares”) of common stock, par value $0.10 per share, of the Company issuable under the 2008 Nonqualified Equity Compensation Plan of Acxiom Corporation (the “Plan”).

We have examined such documents, records, and matters of law as we have deemed necessary for purposes of this opinion. Based on such examination and on the assumptions set forth below, we are of the opinion that the Shares to be offered and sold, when issued and delivered in accordance with the terms and provisions of the Plan, against receipt of the consideration provided for therein, will be validly issued, fully paid, and nonassessable.

In rendering this opinion, we have (i) assumed and have not independently verified that all signatures on all certificates and other documents examined by us are genuine, and the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies and (ii) as to certain factual matters, relied upon certificates of public officials and of the Company and its officers and have not independently checked or verified the accuracy of the factual statements contained therein. In addition, our examination of matters of law has been limited to the General Corporation Law of the State of Delaware and all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting such laws and the federal laws of the United States of America and reported judicial decisions interpreting such laws, in each case as in effect on the date hereof.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Very truly yours,

/s/ Kutak Rock LLP